Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. TO BUILD NEW GENTLEMEN’S CLUB NEAR DALLAS-FT. WORTH AIRPORT

HOUSTON  – (December 3, 2009) – Rick’s Cabaret International, Inc.(NASDAQ: RICK), the nation’s premier chain of upscale gentlemen’s clubs, said today it will build a new gentlemen’s club just off the freeway near the busy Dallas-Ft. Worth International Airport.

“We have taken advantage of a rare opportunity to build a first class gentlemen’s club near the world’s seventh busiest airport,” said Eric Langan, President and CEO of Rick’s Cabaret. “Because of strict zoning regulations, it is difficult to find a licensed venue for a new adult club in or near most major cities in the U.S. and we feel very fortunate to have secured this site.”

Mr. Langan said the company will pay $2.4.million for the land on the Airport Freeway (Highway 183) and $2.1 million in a turnkey agreement to have a 10,000-square foot building erected and furnished to Rick’s Cabaret specifications. The acquisition of the land will take place after a certificate of occupancy has been received for the building.  The property has already been zoned by the city of Ft. Worth for use by a sexually oriented business.

The company hopes to open its new club in the summer of 2010.

In terms of passenger traffic, the Airports Council International says DFW is the seventh busiest airport in the world, with more than 5.7 million passengers passing through it in 2008.

Rick’s currently operates four other clubs in the Dallas-Ft. Worth metroplex, including a Rick’s Cabaret in Ft. Worth, an XTC Cabaret and Club Onyx in Dallas, and the recently acquired Cabaret North in Ft. Worth.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com